Exhibit 23.6

March 12, 2004

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Board of Directors of Provident Bankshares Corporation included as Appendix B to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement on Form S-4 and to all references to our firm in such Joint Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

KEEFE, BRUYETTE & WOODS, INC.

By:	/s/ Scott R. Anderson

Name:	Scott R. Anderson
Title:	Managing Director